EXHIBIT 2.1














================================================================================

                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG


                              NACIO SYSTEMS, INC.,
                              a Nevada corporation


                            NOVA COMMUNICATIONS LTD.,
                              a Nevada corporation


                                       AND


                              NACIO SYSTEMS, INC.,
                            a California corporation



                                  April 1, 2005

================================================================================

                                TABLE OF CONTENTS

1.       Definitions...........................................................1
2.       Basic Transaction.....................................................4
         (a)   Purchase and Sale of Assets.....................................4
         (b)   Assumption of Liabilities.......................................4
         (c)   Purchase Price..................................................4
         (d)   The Closing.....................................................4
         (e)   Deliveries at the Closing.......................................4
         (f)   Allocation......................................................4
3.       Representations and Warranties of Company.............................4
         (a)   Organization of Company.........................................5
         (b)   Authorization of Transaction....................................5
         (c)   Noncontravention................................................5
         (d)   Brokers' Fees...................................................5
         (e)   Title to Tangible Assets........................................5
         (f)   Financial Statements............................................5
         (g)   Legal Compliance................................................5
         (h)   Tax Matters.....................................................5
         (i)   Real Property...................................................6
         (j)   Intellectual Property...........................................6
         (k)   Contracts.......................................................6
         (l)   Powers of Attorney..............................................6
         (m)   Litigation......................................................6
         (n)   Employee Benefits...............................................6
         (o)   Environmental, Health, and Safety Matters.......................7
         (p)   Investment......................................................7
         (q)   Disclaimer of other Representations and Warranties..............7
4.       Representations and Warranties of Buyer and Nova......................7
         (a)   Organization of Buyer and Nova..................................8
         (b)   Authorization of Transaction....................................8
         (c)   Noncontravention................................................8
         (d)   Brokers' Fees...................................................8
         (e)   Title to Tangible Assets........................................8
         (f)   Financial Statements............................................8
         (g)   Legal Compliance................................................9
         (h)   Tax Matters.....................................................9
         (i)   Real Property...................................................9
         (j)   Intellectual Property...........................................9
         (k)   Contracts.......................................................9
         (l)   Powers of Attorney.............................................10
         (m)   Litigation.....................................................10
         (n)   Employee Benefits..............................................10
         (o)   Environmental, Health, and Safety Matters......................10
         (p)   Nova Shares....................................................10
5.       Pre-Closing Covenants................................................11

         (a)   General........................................................11
         (b)   Notices and Consents...........................................11
         (c)   Operation of Business..........................................11
         (d)   Full Access / Confidential Information.........................11
         (e)   Notice of Developments.........................................11
6.       Conditions to Obligation to Close....................................11
         (a)   Conditions to Obligation of Buyer and Nova.....................12
         (b)   Conditions to Obligation of Company............................12
7.       Termination..........................................................13
         (a)   Termination of Agreement.......................................13
         (b)   Effect of Termination..........................................14
8.       Indemnification......................................................14
         (a)   Indemnification Provisions for Benefit of the Buyer and Nova...14
         (b)   Indemnification Provisions for Benefit of Company..............14
         (c)   Matters Involving Third Parties................................15
9.       Miscellaneous........................................................15
         (a)   Survival of Representations and Warranties.....................15
         (b)   Press Releases and Public Announcements........................15
         (c)   No Third-Party Beneficiaries...................................15
         (d)   Entire Agreement...............................................15
         (e)   Succession and Assignment......................................15
         (f)   Counterparts...................................................16
         (g)   Headings.......................................................16
         (h)   Notices........................................................16
         (i)   Governing Law..................................................16
         (j)   Amendments and Waivers.........................................16
         (k)   Severability...................................................16
         (l)   Construction...................................................17
         (m)   Incorporation of Exhibits and Schedules........................17
         (n)   Employee Benefits Matters......................................17
         (o)   Bulk Transfer Laws.............................................17

Exhibit A - Form of Share Certificate
Exhibit B - Forms of Assignments
Exhibit C - Form of  Assumption
Exhibit D - Allocation Schedule
Exhibit E - Company Financial Statements
Exhibit F - Buyer and Nova Financial Statements
Exhibit G - Officer Certificates and Board Resolutions
Disclosure Schedule Exceptions to Representations and Warranties

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is entered into effective as of April 1, 2005, by and among Nacio Systems, Inc., a Nevada corporation (the "Buyer"), Nova Communications Ltd., a Nevada corporation ("Nova") and Nacio Systems, Inc., a California corporation (the "Company"). Buyer, Nova and Company are the only parties to this Agreement and are sometimes referred to herein singularly as a "Party" and collectively herein as the "Parties."

                                    RECITALS

         WHEREAS, Company provides web hosting, connectivity and outsourcing services for businesses that use the Internet; and

         WHEREAS, Buyer wishes to purchase substantially all of Company's assets and to assume substantially all of Company's liabilities, and Company desires to sell and assign such assets and liabilities to Buyer, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. Definitions. When used in this Agreement, the terms set forth below and those defined throughout the Agreement when initially capitalized shall have the meanings ascribed to them.

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Adverse Consequences" means all legal actions, suits, proceedings, hearings, governmental investigations, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including litigation costs and reasonable attorneys' fees and expenses.

         "Acquired Assets" means all of the right, title, and interest that Company possesses and has the right to transfer in and to the following assets: all of Company's (a) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, furniture, automobiles, trucks, and tools), (b) intellectual property, goodwill associated therewith, Internet domain name registrations, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) leases, subleases, and rights thereunder, (d) agreements, contracts, mortgages, instruments, Security Interests, guaranties, and rights thereunder, (e) claims, causes of action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of taxes), (f) permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (g) books, records, ledgers, files, documents, correspondence, advertising and promotional materials, studies, reports, and other printed or written materials, and (h) rights in and with respect to the assets associated with its Employee Benefit Plans; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Company as a corporation, or
(ii) any of the rights of Company under this Agreement (or under any written side agreement between Company on the one hand and Buyer and/or Nova on the other hand entered into on or after the date of this Agreement).

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Assumed Liabilities" means all liabilities and obligations of Company (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (a) all liabilities of Company for income, transfer, sales, use, and other taxes arising in connection with the consummation of the transactions contemplated hereby, (b) all liabilities of Company for costs, payment of claims, and other expenses (including legal fees and expenses) Company has incurred in connection with this Agreement, the transactions contemplated hereby, and Company's liquidation and dissolution, (c) all liabilities and obligations of Company under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, (d) all liabilities and obligations of Company pertaining to dissenter's rights under California Corporations Code ss.1300 et seq., (e) all other liabilities and obligations of Company set forth in the Disclosure Schedule, and (f) all liabilities arising from any and all personal guaranties executed by a director, officer, shareholder, employee, or agent of Company pertaining to the foregoing; provided, however, that the Assumed Liabilities shall not include any obligation of Company expressly set forth in this Agreement (or under any written side agreement between Company on the one hand and Buyer and/or Nova on the other hand entered into on or after the date of this Agreement).

         "Buyer" has the meaning set forth in the preface above.

         "Nova Shares" has the meaning set forth in Section 2(c) below.

         "Closing" has the meaning set forth in Section 2(d) below.

         "Closing Date" has the meaning set forth in Section 2(d) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any confidential, trade secret or other proprietary information (in whatever form or media, and whether or not marked as confidential) pertaining to Company, including without limitation any and all information, documents and other materials concerning the business and affairs of Company that is not already generally available to the public at the time of disclosure to Buyer or Nova hereunder.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA ss.3(3)) and any other material employee benefit plan, program or arrangement of any kind.

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

         "Knowledge" means actual knowledge without independent investigation.

         "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

         "Nova" has the meaning set forth in the preface above.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchase Price" has the meaning set forth in Section 2(c) below.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Company" has the meaning set forth in the preface above.

         "Company Share" means any issued and outstanding share of the Common Stock of Company.

         "Company Stockholder" means any person who or which holds any Company Share.

         2. Basic Transaction.

         (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Company, and Company agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

         (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing.

         (c) Purchase Price. Buyer and Nova agree to deliver and pay to Company at the Closing the following (the "Purchase Price"): a share certificate evidencing shares of duly issued and outstanding Nova Communications Ltd. (NVACE.OB) common stock with a market value of Eight Million Dollars ($8,000,000) based on the trailing average of the closing stock price for the thirty (30) trading days up to and preceding the time of Closing (the "Nova Shares") in the form of Exhibit A attached hereto.

         (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Donahue Gallagher Woods LLP, located at 591 Redwood Highway, Suite 1200, Mill Valley, California, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however that the Closing Date shall be no earlier than May 1, 2005.

         (e) Deliveries at the Closing. At the Closing, (i) Company will deliver to Buyer and Nova the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) Buyer and Nova will deliver to Company the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) Company will execute, acknowledge (if appropriate), and deliver to Buyer and Nova assignments (including lease and intellectual property transfer documents) in the forms attached hereto as Exhibits B-1 through B- ; (iv) Buyer will execute and deliver to Company an assumption in the form attached hereto as Exhibit C; and (v) Buyer and Nova will deliver to Company the consideration specified in Section 2(c) above.

         (f) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit D. The Parties covenant and agree that (i) such allocation was determined in an arm's length negotiation and none of the parties shall take a position on any tax return (including IRS Form
8594), before any tax authority or in any judicial proceeding that is in any manner inconsistent with such allocation without the written consent of the other Party or unless specifically required pursuant to a determination by an applicable tax authority; (ii) they shall cooperate with each other in connection with the preparation, execution and filing of all tax returns related to such allocation; and (iii) they shall promptly advise each other regarding the existence of any tax audit controversy or litigation related to such allocation.

         3. Representations and Warranties of Company. Company represents and warrants to Buyer and Nova that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and signed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         (a) Organization of Company. Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Authorization of Transaction. Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Company has duly authorized the execution, delivery, and performance of this Agreement by Company. This Agreement constitutes the valid and legally binding obligation of Company, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Company is subject or any provision of the charter or bylaws of Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of Company taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Company shall not be required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of Company taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (d) Brokers' Fees. Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or Nova could become liable or obligated.

         (e) Title to Tangible Assets. Company has good title to, or a valid leasehold interest in, the tangible assets it uses regularly in the conduct of its business.

         (f) Financial Statements. Attached hereto as Exhibit E are the following financial statements (collectively the "Financial Statements"): unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the 9 months ended March 31, 2005 for Company.

         (g) Legal Compliance. Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of Company taken as a whole.

         (h) Tax Matters. Except as set forth in the Disclosure Schedule, Company has filed all Income Tax Returns that it was required to file, and has paid all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a material adverse effect on the financial condition of Company taken as a whole.

         (i)   Real Property.

               (i) Company owns no real property.

               (ii) Section 3(i)(ii) of the Disclosure Schedule lists all real property leased or subleased to Company. Company has delivered to Buyer and Nova correct and complete copies of the leases and subleases listed in Section 3(i)(ii) of the Disclosure Schedule (as amended to date). To the Knowledge of Company, each lease and sublease listed in Section 3(i)(ii) of the Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the financial condition of Company taken as a whole.

         (j) Intellectual Property. Section 3(j) of the Disclosure Schedule identifies each patent or registration which has been issued to Company with respect to any of its intellectual property, identifies each pending patent application or application for registration which Company has made with respect to any of its intellectual property.

         (k) Contracts. Section 3(k) of the Disclosure Schedule lists all written contracts and other written agreements to which Company is a party the performance of which will involve consideration in excess of Twenty Five Thousand Dollars ($25,000). Company has delivered to Buyer and Nova a correct and complete copy of each contract or other agreement listed in Section 3(k) of the Disclosure Schedule (as amended to date).

         (l) Powers of Attorney. To the Knowledge of Company, there are no outstanding powers of attorney executed on behalf of Company.

         (m) Litigation. Section 3(m) of the Disclosure Schedule sets forth each instance in which Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the financial condition of Company taken as a whole.

         (n) Employee Benefits.

               (i) Section 3(n) of the Disclosure Schedule lists each Employee Benefit Plan that Company maintains or to which Company contributes.

                      (A) To the Knowledge of Company, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a material adverse effect on the financial condition of Company taken as a whole.

                      (B) Company has  delivered  to Buyer and Nova  correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

         (o) Environmental, Health, and Safety Matters.

               (i) To the Knowledge of Company, Company is in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a material adverse effect on the financial condition of Company taken as a whole.

               (ii) To the Knowledge of Company, Company has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Company or its facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a material adverse effect on the financial condition of Company taken as a whole.

               (iii) This Section 3(o) contains the sole and exclusive representations and warranties of Company with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

         (p) Investment. Company (i) understands that the Nova Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and (ii) is acquiring Nova Shares solely for its own account for investment purposes, and not with a view to the distribution thereof (except to Company Stockholders). Company acknowledges and agrees that the certificate evidencing the Nova Shares will include a legend reading substantially as follows:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED WITHOUT A VIEW TO DISTRIBUTION AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE
         REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT AND UNDER ANY APPLICABLE SECURITIES LAWS, OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER."

         (q) Disclaimer of other Representations and Warranties. Except as expressly set forth in this Section 3, Company makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities (including, without limitation, the Assumed Liabilities) or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Each of Buyer and Nova hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 3, Buyer is purchasing the Acquired Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, Company makes no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

         4. Representations and Warranties of Buyer and Nova. Each of Buyer and Nova represents and warrants to Company that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) Organization of Buyer and Nova. Each of Buyer and Nova is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Neither Nova's Report on Form 10-KSB for the year ended 2004, nor any other document filed by Nova with the Securities and Exchange Commission ("SEC") since January 1, 2004, contain a misstatement of a material fact or fail to state a material fact required to be stated therein or necessary to make the statements made therein not misleading as of the date such filing was made. Nova has filed all documents required to be filed by it with the SEC since January 1, 2004, and no event has occurred which Nova is required to report on Form 8-K.

         (b) Authorization of Transaction. Each of Buyer and Nova has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Buyer and Nova have duly authorized the execution, delivery, and performance of this Agreement by Buyer and Nova, respectively. This Agreement constitutes the valid and legally binding obligation of Buyer and Nova, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or Nova is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or Nova is a party or by which it is bound or to which any of its assets is subject. Neither Buyer nor Nova needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         (d) Brokers' Fees. Neither Buyer nor Nova has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Company could become liable or obligated.

         (e) Title to Tangible Assets. Each of Buyer and Nova has good title to, or a valid leasehold interest in, the material tangible assets it uses regularly in the conduct of its business.

         (f) Financial Statements. Attached hereto as Exhibit F are the following financial statements: a Form 10-QSB/A for Nova, including unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the quarter ended March 31, 2005 for Nova. The foregoing financial statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Nova as of such dates and the results of operations of Nova for such periods; provided, however, that the financial statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

         (g) Legal Compliance. Each of Buyer and Nova has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of Buyer or Nova.

         (h) Tax Matters. Except as set forth in the Disclosure Schedule, each of Buyer and Nova has filed all Income Tax Returns that it was required to file, and has paid all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a material adverse effect on the financial condition of Buyer or Nova.

         (i)   Real Property.

               (i) Section 4(i)(i) of the Disclosure Schedule lists all real property that each of Buyer and Nova owns. With respect to each such parcel of owned real property, and except for matters which would not have a material adverse effect on the financial condition of Buyer or
         Nova:

                      (A) the identified  owner has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character;

                      (B) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

                      (C) there are no  outstanding  options  or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

               (ii) Section 4(i)(ii) of the Disclosure Schedule lists all real property leased or subleased to Buyer or Nova. Buyer and Nova have delivered to Company correct and complete copies of the leases and subleases listed in Section 4(i)(ii) of the Disclosure Schedule (as amended to date). To the Knowledge of each of Buyer and Nova, each lease and sublease listed in Section 4(i)(ii) of the Disclosure
         Schedule is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the financial condition of Buyer or Nova.

         (j) Intellectual Property. Section 4(j) of the Disclosure Schedule identifies each patent or registration which has been issued to Buyer or Nova with respect to any intellectual property, identifies each pending patent application or application for registration which Buyer or Nova has made with respect to any of its intellectual property.

         (k) Contracts. Section 4(k) of the Disclosure Schedule lists all written contracts and other written agreements to which Buyer or Nova is a party the performance of which will involve consideration in excess of Twenty Five Thousand Dollars ($25,000). Buyer and Nova have delivered to Company a correct and complete copy of each contract or other agreement listed in Section 4(k) of the Disclosure Schedule (as amended to date).

         (l) Powers of Attorney. To the Knowledge of Buyer and Nova, there are no outstanding powers of attorney executed on behalf of Buyer or Nova.

         (m) Litigation. Section 4(m) of the Disclosure Schedule sets forth each instance in which Buyer or Nova (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the financial condition of Buyer or Nova.

         (n) Employee Benefits.

               (i) Section 4(n) of the Disclosure Schedule lists each Employee Benefit Plan that Buyer or Nova maintains or to which Buyer or Nova contributes.

                      (A) To the Knowledge of Buyer and Nova, each such Employee
               Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a material adverse effect on the financial condition of Buyer or Nova.

                      (B) Buyer and Nova have  delivered to Company  correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

         (o) Environmental, Health, and Safety Matters.

               (i) To the Knowledge of Buyer and Nova, each of Buyer and Nova is in compliance with all Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a material adverse effect on the financial condition of Buyer or Nova.

               (ii) To the Knowledge of Buyer and Nova, neither Buyer nor Nova has received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Buyer or Nova or their respective facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a material adverse effect on the financial condition of either Buyer or Nova.

               (iii) This Section 4(o) contains the sole and exclusive representations and warranties of Buyer and Nova with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

         (p) Nova Shares. Subject to Rule 144 promulgated under the Securities Act and other applicable state securities laws, the Nova Shares shall be duly issued and outstanding common stock and shall not be subject to any Security Interest or other transfer restrictions other than under the Securities Act or applicable state securities laws.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         (b) Notices and Consents. Company will give any notices to third parties, and Company will use its reasonable best efforts to obtain any third party consents in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

         (c) Operation of Business. Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

         (d) Full Access / Confidential Information. Company will permit representatives of Buyer and Nova to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Company. Each of Buyer and Nova will treat and hold in the strictest confidence any Confidential
Information it receives from any of Company Stockholders or Company in the course of the reviews contemplated by this Section 5(d), will not use any of the Confidential Information except in connection with this Agreement, and in addition shall not directly or indirectly disclose, copy, distribute, republish or allow any third party to have access to any Confidential Information except to the extent necessary to effect the transactions contemplated under this Agreement (and in such cases solely to its officers, counsel, accountants and similar agents), and, if this Agreement is terminated for any reason whatsoever, will return to Company all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

         (e) Notice of Developments.

               (i) Company may elect at any time to notify Buyer and Nova of any development causing a breach of any of its representations and warranties in Section 3 (f)-(p) above. Unless Buyer and Nova have the right to terminate this Agreement pursuant to Section 7(a)(ii) below by reason of the development and exercise that right within the period of ten (10) business days referred to in Section 7(a)(ii) below, the written notice pursuant to this Section 5(e)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 3 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

               (ii) Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3(a)-(e) and Section 4 above. No disclosure by any Party pursuant to this Section 5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

         6. Conditions to Obligation to Close.

         (a) Conditions to Obligation of Buyer and Nova. The obligation of Buyer and Nova to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

               (iv) Company shall have delivered to Buyer and Nova a certificate executed by Company's President to the effect that each of the conditions specified above in Section 6(a)(i)-(iii) is satisfied in all respects, along with copies of resolutions of Company's Board of Directors authorizing this Agreement and the transactions contemplated hereunder, in the forms attached hereto as Exhibit G-1 to G-2;

               (v) the Parties shall have received all necessary authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above; and

               (vi) all  actions  to be  taken by  Company  in  connection  with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer and Nova.

Each of Buyer and Nova may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of Company. The obligation of Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) Each of Buyer and Nova shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

               (iv) Buyer and Nova shall have delivered to Company a certificate executed by their respective Officers to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects, along with copies of resolutions of Buyer's and Nova's Board of Directors authorizing this Agreement and the transactions contemplated hereunder, in the forms attached hereto as Exhibits G-3 to G-6;

               (v) the Parties shall have received all necessary authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

               (vi) Buyer or Nova shall have delivered to Company the Nova Shares in accordance with this Agreement at or prior to the Closing;

               (vii)  Company  shall have  obtained  any and all third party and
         governmental   consents   necessary  to  consummate  the   transactions
         contemplated hereby; and

               (viii) all actions to be taken by Buyer and Nova in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Company.

Company may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7. Termination.

         (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

               (i) The Parties may terminate this Agreement by written consent of all Parties at any time prior to the Closing;

               (ii) Buyer and Nova may terminate this Agreement by giving written notice to Company at any time prior to the Closing in the event
         (A) Company has within the then previous ten (10) business days given Buyer and Nova any notice pursuant to Section 5(e)(i) above and (B) the development that is the subject of the notice has had a material adverse effect upon the financial condition of Company taken as a whole.

               (iii) Buyer and Nova may terminate this Agreement by giving written notice to Company at any time prior to the Closing (A) in the event Company has breached any material representation, warranty, or covenant contained in this Agreement (other than the representations and warranties in Section 3(f)-(p) above) in any material respect, Buyer and Nova have notified Company of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before August 1, 2005, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Buyer or Nova breaching any representation, warranty, or covenant contained in this Agreement); and

               (iv) Company may terminate this Agreement by giving written notice to Buyer and Nova at any time prior to the Closing (A) in the event Buyer or Nova has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Company has notified Buyer and Nova of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before August 1, 2005, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Company itself breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(d) above shall survive termination.

         8. Indemnification.

         (a) Indemnification Provisions for Benefit of the Buyer and Nova.

               (i) Subject to Section 5(e), in the event Company breaches any of its representations, warranties, and covenants contained in this Agreement, then Company agrees to indemnify each of Buyer, Nova, their respective directors, officers, shareholders, agents, attorneys and employees (each, a "Buyer Indemnified Party") from and against any Adverse Consequences a Buyer Indemnified Party shall suffer through and after the date of the claim for indemnification caused by the breach; provided, however, that Company shall not have any obligation to indemnify a Buyer Indemnified Party from and against any Adverse Consequences caused by the breach of any representation or warranty of Company contained in Section 3(a)-(q) of the Agreement: (A) until the Buyer

         Indemnified Party has suffered Adverse Consequences by reason of all such breaches in excess of a Two Hundred Thousand Dollar ($200,000) aggregate deductible (after which point Company will be obligated only to indemnify the Buyer Indemnified Party from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer Indemnified Party has suffered by reason of all such breaches exceeds a One Million Dollar ($1,000,000) aggregate ceiling (after which point Company will have no obligation to indemnify the Buyer Indemnified Party from and against further such Adverse Consequences). Notwithstanding the foregoing, this Section 8(a)(i) shall be subject to Company's ability to sell available Nova Shares, in accordance with all applicable laws, to fund any indemnification obligation arising hereunder, and shall be secondary to any and all applicable insurance coverage owned by the Parties.

         (b) Indemnification Provisions for Benefit of Company.

               (i) In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement (including the assumption agreement and other exhibits attached hereto), then Buyer agrees to indemnify Company, its directors, officers, shareholders, agents, attorneys and employees (each, a "Company Indemnified Party") from and against the entirety of any Adverse Consequences a Company Indemnified Party shall suffer through and after the date of the claim for indemnification caused by the breach.

               (ii) Buyer agrees to indemnify each Company Indemnified Party from and against the entirety of any Adverse Consequences such Company Indemnified Party shall suffer due to or arising from any liability of Company which is an Assumed Liability.

               (iii) In the event Nova breaches any of its representations, warranties, and covenants contained in this Agreement (including the exhibits attached hereto), then Nova agrees to indemnify each Company Indemnified Party from and against the entirety of any Adverse Consequences a Company Indemnified Party shall suffer through and after the date of the claim for indemnification caused by the breach. Nova shall have no obligation to indemnify any Company Indemnified Party from and against any Adverse Consequences such Company Indemnified Party shall suffer due to or arising from any liability of Company which is an Assumed Liability.

         (c) Matters Involving Third Parties.

               (i) If any third party shall notify any Party ( the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 4, then the Indemnified Party shall promptly (and in any event within seven (7) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

               (ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages without any admission of liability and does not impose an injunction or other equitable relief upon the Indemnified Party.

               (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(c)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

               (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

         9. Miscellaneous.

         (a)   Survival  of   Representations   and   Warranties.   All  of  the
representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder, except as otherwise expressly provided herein.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, related to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer and Nova may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and
(ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer and Nova nonetheless shall remain responsible for the performance of all of their respective obligations hereunder).

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or the next business day after it is sent by Federal Express or similar overnight courier, and addressed to the intended recipient as set forth below:

If to Company: Nacio Systems, Inc.       Copy to: Steven K. Lee, Esq.
               Attn: Murray Goldenberg            Donahue Gallagher Woods LLP
               55 Leveroni Ct.                    300 Lakeside Drive, Suite 1900
               Novato, CA 94949                   Oakland, CA 94612

If to Buyer: Nacio Systems, Inc.        Copy to: Robert C. Laskowski, Esq.
             Attn: Leslie Handler                Law Offices of Robert Laskowski
             1005 Terminal Way, Suite 110        520 SW Yamhill, Suite 600
             Reno, NV  89502                     Portland, OR 97204

If to Nova: Nova Communications Ltd.    Copy to: Robert C. Laskowski, Esq.
            Attn: Art Robins                     Law Offices of Robert Laskowski
            1005 Terminal Way, Suite 110         520 SW Yamhill, Suite 600
            Reno, NV  89502                      Portland, OR 97204

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule. Each Party hereby submits to the exclusive jurisdiction and venue of the state courts located in Marin County, California and federal courts located in the Northern District of California over any dispute arising under this Agreement.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. Company may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, however, that any amendment effected after Company Stockholders have approved this Agreement will be subject to any restrictions under the California Corporations Code or other applicable law. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Employee Benefits Matters. Buyer will adopt and assume at and as of the Closing each of the Employee Benefit Plans that Company maintains and each trust, insurance contract, annuity contract, or other funding arrangement that Company has established with respect thereto. Buyer will ensure that the Employee Benefit Plans treat employment with Company prior to the Closing Date the same as employment with Buyer from and after the Closing Date for purposes of eligibility, vesting, and benefit accrual. Company will transfer (or cause the plan administrators to transfer) at and as of the Closing all of the corresponding assets associated with the Employee Benefit Plans that Buyer is adopting and assuming. With respect to each Multiemployer Plan, the Parties shall take all actions necessary to comply with the requirements of ERISA ss.4204.

         (o) Bulk Transfer Laws. Buyer and Nova acknowledge that Company will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

"BUYER"

NACIO SYSTEMS, INC.,
a Nevada corporation

By:      /s/ARTHUR N. ROBINS
Name     Arthur N. Robins
Title:   Chief Executive Officer
Dated:   October 21, 2005


"NOVA"

NOVA COMMUNICATIONS LTD.,
a Nevada corporation

By:      /s/ARTHUR N. ROBINS
Name     Arthur N. Robins
Title:   Chief Executive Officer
Dated:   October 21, 2005


"COMPANY"

NACIO SYSTEMS, INC.,
a California corporation

By:      /s/MURRAY GOLDENBERG
Name     Murray Goldenberg
Title:   Chief Financial Officer
Dated:   October 21, 2005

                        EXHIBIT A - FORM OF SHARE CERTIFICATE

                        EXHIBIT B - FORMS OF ASSIGNMENTS

                          ASSIGNMENT OF CONTRACT RIGHTS
                          -----------------------------
                          AND ASSUMPTION OF OBLIGATIONS
                          -----------------------------

         THIS ASSIGNMENT OF CONTRACT RIGHTS AND ASSUMPTION OF OBLIGATIONS (the "Assignment") is made and entered into effective as of October 21, 2005 by and between Nacio Systems, Inc., a California corporation ("Assignor"), and Nacio Systems, Inc., a Nevada corporation ("Assignee").

                                    RECITALS
                                    --------

         A. Assignor is selling and transferring to Assignee substantially all of the assets of Assignor's business pursuant to an Asset Purchase Agreement dated April 1, 2005 (the "Agreement") by and between Assignee, Assignor and Nova Communications Ltd., a Nevada corporation.

         B. In connection with such transaction, Assignor wishes to assign certain contracts to Assignee and the Assignee wishes to accept such assignment, on the terms and conditions set forth herein.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants herein set forth and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Assignor hereby assigns and transfers to Assignee all of Assignor's right, title and interest in and to the contracts included in the Acquired Assets (as defined in the Agreement) (collectively, the "Contracts"). Assignee hereby accepts the foregoing assignment and assumes and agrees to perform all of the obligations of Assignor under each of the Contracts arising after the Closing (as defined in the Agreement).

         2. To the extent that any of the Contracts are not capable of being assigned or transferred to Assignee without the consent of any third person and such waiver or consent shall not have been obtained, or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any law or regulation or if the parties hereto otherwise agree not to obtain such waiver or consent, this Assignment shall not constitute an assignment or transfer or an attempted assignment or transfer thereof. In such cases this Assignment, to the extent permitted by law, shall constitute an equitable assignment by Assignor to Assignee of all of Assignor's rights, benefits, title and interest in and to the Contracts and, where necessary or appropriate, Assignee shall be deemed to be Assignor's agent for the purpose of completing, fulfilling and discharging all of Assignor's rights and liabilities arising after the date of this Assignment under such Contracts. Assignor shall use its best efforts to provide Assignee with the benefits of such Contracts (including, without limitation, permitting Assignee to enforce any rights of Assignor arising under such Contracts), and Assignee shall, to the extent Assignee is provided with the benefits of such Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Assignor under such Contracts arising after the Closing (as defined in the Agreement).

         3. Assignee shall indemnify, defend and hold Assignor harmless from and against any and all claims, demands, actions, suits, proceedings, damages, liabilities, costs, and expenses arising out of Assignee's breach of or failure to perform any obligation under the Contracts arising after the Closing.

         4. Assignee acknowledges and agrees that the other parties to the Contracts and Assignee may not modify, amend or alter the Contracts in any way without the consent of Assignor, unless Assignor has been fully released and discharged from any further liability or obligation under the Contracts, and that further assignments of the Contracts may not be made without the consent of Assignor.

         5. This Assignment shall inure to the benefit of and shall be binding upon each of the parties hereto and the successors and assigns of such parties. This Assignment may not be amended or modified except by a written document signed by the parties hereto. The parties shall execute and deliver such further and additional instruments, agreements and other documents as may be necessary to carry out the provisions of this Assignment. This Assignment shall be governed by the laws of the State of California. This Assignment is being delivered pursuant to the Agreement, shall be construed consistently therewith, and is subject to all of the terms and conditions thereof.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment as of the day and year first set forth above.

NACIO SYSTEMS, INC.,                      NACIO SYSTEMS, INC.,
a California corporation                  a Nevada corporation

By:      /s/MURRAY GOLDENBERG             By:      /s/ARTHUR N. ROBINS
Name     Murray Goldenberg                Name     Arthur N. Robins
Title:   Chief Financial Officer          Title:   Chief Executive Officer
Dated:   October 21, 2005                 Dated:   October 21, 2005

                         "Assignor"                                 "Assignee"

                  ASSIGNMENT, ASSUMPTION, NOVATION AND RELEASE

THIS ASSIGNMENT, ASSUMPTION, NOVATION AND RELEASE ("NOVATION") is made and entered into effective April 27, 2005 ("EFFECTIVE DATE") by and between Nacio Systems, Inc., a California corporation ("NACIO-CALIFORNIA"), Nacio Systems, Inc., a Nevada corporation ("ASSIGNEE"), Nova Communications Ltd., a Nevada corporation ("NOVA"), and Arthur Robins ("PROMOTER"). All capitalized terms used herein that are defined in the Agreement (defined below) shall have the same meaning herein as specified in the Agreement, unless otherwise expressly defined herein. Nacio-California, Assignee, Nova and Promoter are sometimes referred to herein singularly as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

         WHEREAS, Nacio-California is selling and transferring to Assignee substantially all of the assets of Nacio-California's business pursuant to an Asset Purchase Agreement dated April 1, 2005 (the "Agreement") by and between Nacio-California, Promoter (on behalf of Assignee as Assignee's pre-incorporation promoter) and Nova;

         WHEREAS, Articles of Incorporation for Assignee were duly filed on April 27, 2005;

         WHEREAS, the Parties wish for Promoter to assign any and all of Promoter's rights, interests, duties and obligations under the Agreement to Assignee, subject to this Novation's terms and conditions.

         WHEREAS, the Parties wish for Assignee to substitute for Promoter as a party to the Agreement, subject to this Novation's terms and conditions.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, further agree as follows:

1. ASSIGNMENT. Promoter hereby assigns, transfers and conveys to Assignee any and all of Promoter's rights, interests, duties and obligations in and to the Agreement. Each Party hereby consents to the foregoing assignment, subject to this Novation's terms and conditions. As of the Effective Date and thereafter, the term "Buyer" as defined in the Agreement and all documents and transactions contemplated thereunder shall refer to Assignee.

2. ASSUMPTION AND NOVATION. Assignee hereby assumes and agrees to be bound, as of the Effective Date, by the provisions of the Agreement and undertakes and assumes each and every obligation of Promoter thereunder arising before, on or after the Effective Date, all with the same force and effect as if Assignee were an original party under the Agreement. As of the Effective Date, Promoter is relieved of all liability under the Agreement for the performance of all obligations, covenants and conditions of the

Agreement to be performed by Promoter thereunder at any time whatsoever, whether before or after the Effective Date, and Assignee assumes any such liability of Promoter. Each Party hereby agrees and acknowledges that it shall, from and after the Effective Date, recognize Assignee in the place of Promoter with respect to all matters arising under the Agreement as if Assignee were the original party thereunder.

3. MUTUAL RELEASE OF CLAIMS. Each of Nacio-California, Nova and Assignee hereby releases and forever discharges Promoter, his successors and assigns (collectively, the "RELEASED PARTIES"), of and from any and all actions, causes of actions, claims, demands, damages, costs, liabilities, loss of profits, expenses and compensation on account of any grounds whatsoever, whether at law or in equity, known or unknown, arising out of or relating to the Agreement, which such Party had, has and/or may have against the Released Parties up to and as of the Effective Date ("RELEASED CLAIMS").

4. SCOPE OF RELEASE. It is understood and agreed that the foregoing mutual release extends to all claims of every kind, nature or description whatsoever, known or unknown, suspected or unsuspected, in existence as of the Effective Date and arising from or related to the Released Claims, under the provisions of
Section 1542 of the Civil Code of California. EACH OF NACIO-CALIFORNIA, NOVA AND PROMOTER HEREBY EXPRESSLY WAIVES SECTION 1542 OF THE CIVIL CODE OF CALIFORNIA (AND ALL RIGHTS UNDER ANY SIMILAR APPLICABLE LAWS), WHICH READS:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH DEBTOR.

5. VOLUNTARY AND KNOWING EXECUTION. Each Party confirms that it voluntarily executed this Novation and acknowledges that it: (a) has read this Novation; (b) has had the opportunity to seek the advice of an attorney regarding this Novation; (c) understands the terms and consequences of this Novation; and (d) is fully aware of the legal binding effect of this Novation.

6. MISCELLANEOUS. This Novation: (a) is being delivered pursuant to the Agreement, shall be construed consistently therewith, and is subject to all of the terms and conditions thereof; (b) shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, legal representatives, successors and assigns; (c) shall be governed by and construed in accordance with the laws of the State of California; and (d) may not be altered or amended and no rights hereunder may be waived except by an instrument in writing signed by all Parties.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Assumption as of the day and year first set forth above.

NACIO SYSTEMS, INC.,                  NACIO SYSTEMS, INC.,
a California corporation              a Nevada corporation

By:      /s/MURRAY GOLDENBERG         By:      /s/ARTHUR N. ROBINS
Name     Murray Goldenberg            Name     Arthur N. Robins
Title:   Chief Financial Officer      Title:   Chief Executive Officer
Dated:   October 21, 2005             Dated:   October 21, 2005

        "Nacio-California"                    "Assignee"

NOVA COMMUNICATIONS LTD.,             /s/ARTHUR N. ROBINS
a Nevada corporation                  Arthur Robins

By:      /s/ARTHUR N. ROBINS              "Promoter"
Name     Arthur N. Robins
Title:   Chief Executive Officer
Dated:   October 21, 2005

        "Nova"

                                    EXHIBIT A
                                    ---------

                            ASSET PURCHASE AGREEMENT

                            ASSIGNMENT AND ASSUMPTION
                            -------------------------
                             OF LEASE AND AGREEMENT
                             ----------------------

         THIS ASSIGNMENT AND ASSUMPTION OF LEASE AND AGREEMENT (this "Assignment") is made as of the 21st day of October, 2005 (the "Effective Date"), by and between NACIO SYSTEMS, INC., a California corporation ("Assignor"), and NACIO SYSTEMS, INC., a Nevada corporation ("Assignee"). Assignor and Assignee are sometimes referred to collectively herein as the "Parties," and each of the Parties is occasionally referred to as a "Party."

                                 FACTUAL CONTEXT
                                 ---------------

         A. Condiotti Enterprises, Inc., a California corporation ("Landlord"), as lessor, and Assignor, as successor lessee to MasterLink, Inc., a California corporation, are the parties to that certain lease dated March 31, 2000 (including Addendum A and Addendum B attached thereto), which lease has been amended by: (i) that certain Amendment A dated March 31, 2000 and (ii) that certain Amendment B dated March 31, 2000 (collectively, the "Lease"). A copy of the Lease is attached hereto as Exhibit A and incorporated herein. Pursuant to the terms of the Lease, Assignor leases from Landlord and Landlord leases to Assignor those certain premises located at 45 Leveroni Court, 55 Leveroni Court and 68 Levorni Court, located in Lakepoint Business Park, in the City of Novato, County of Marin, State of California (which premises are more particularly desribed in the Lease) (collectively, the "Premises").

         B. In conjunction with that certain Asset Purchase Agreement dated April 1, 2005, by and among Assignor, Assignee and Nova Communications Ltd., a Nevada corporation, Assignor has agreed to assign to Assignee all of its right, title and interest in, to and under the Lease and the Premises to Assignee, and Assignee has agreed to accept that assignment on, and subject to, all of the terms and conditions in this Agreement and the Parties have agreed to hereby evidence their agreement with respect thereto.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, Assignor and Assignee agree as follows:

1. Assignment and Assumption. Assignor hereby assigns to Assignee all of Assignor's right, title and interest in, to and under the Lease and the Premises. Assignee (i) accepts this assignment, (ii) assumes all of Assignor's obligations under the Lease that arose prior to the Effective Date and that arise from and after the Effective Date, (iii) agrees to be bound by all of the provisions of the Lease and (iv) agrees to perform all of the obligations of "Lessee" under the Lease as a direct obligation to Landlord for all such obligations, including, without limitation, the obligation to maintain a letter of credit as provided in the Lease. This assignment and assumption is made on, and is subject to, all of the terms, conditions, and covenants of this Assignment.

2. Condition of Premises. The Premises will be delivered by Assignor to Assignee together with all those items of furniture, fixtures, and equipment (the "FF&E") located therein on an "AS IS" basis. Assignee acknowledges that Assignor has made no representations or warranties, express or implied, whatsoever, with respect to the Premises and/or the FF&E, including, without limitation, any representation or warranty as to the suitability of the Premises for Assignee's intended use. Assignor shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Premises, including, without limitation, any improvement or repair required to comply with any law, regulation, building code or ordinance (including the Americans with Disabilities Act of 1990, as may be amended).


5/19/05                               - 1 -

3. Security Deposit. Assignor transfers and assigns any and all of its right, title, and interest in the security deposit held by Landlord, if any.

4. No Further Modifications Without Assignor's Consent. Assignee shall not modify, amend or assign the Lease or sublet any portion of the Premises after the Effective Date without first obtaining the prior written consent of Assignor, which consent may be withheld in Assignor's sole and absolute discretion.

5. Indemnification of Assignor. Assignee shall indemnify, defend with counsel reasonably acceptable to Assignor, protect and hold harmless Assignor and its agents, employees, directors, shareholders, contractors and representatives from and against any and all losses, claims, liabilities, judgments, causes of action, damages, costs and expenses (including without limitation, reasonable attorneys' fees and experts' fees), caused by or arising in connection with: (i) any obligation or breach of the Lease (as the Lease may be amended from time to time after the Effective Date), including without limitation, all obligations that arose prior to the Effective Date and all obligations that arise from and after the Effective Date; (ii) the condition or maintenance of the Premises, including, without limitation the condition of the Premises or maintenance obligations that arose prior to the Effective Date and those that arise from and after the Effective Date; (iii) Assignee's use, occupancy or operation of the Premises; (iv) the negligence or willful misconduct of Assignee or its agents, employees, contractors, invitees; and (v) a breach of Assignee's obligations under this Assignment.

6. General Provisions.

         6.1 Further Assurances. Each Party will, at its own cost and expense, execute and deliver such further documents and instruments and will take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purpose of this Assignment.

         6.2 Enforcement by Landlord. Landlord is a third party beneficiary of this Assignment. As such, the provisions of this Assignment inure to the benefit of, and are enforceable by, Landlord.

         6.3 Entire Assignment; Waiver. This Assignment constitutes the final, complete and exclusive statement between the Parties pertaining to the terms of Assignor's assignment of the Lease and the Premises to Assignee, supercedes all prior and contemporaneous understandings or agreements of the Parties, and is binding on and inures to the benefit of their respective heirs, representatives, successors and assigns. Neither Party has been induced to enter into this Assignment by, nor is either Party relying on any representation or warranty outside those expressly set forth in this Assignment. Any agreement made after the Effective Date is ineffective to modify, waive, or terminate this Assignment, in whole or in part, unless that agreement is in writing, is signed by both Parties, and specifically states that it modifies this Assignment.

         6.4 Governing Law. This Assignment will be governed by, and construed in accordance with California law.

         6.5 Captions. Captions to the sections in this Assignment are included for convenience only and do not modify any of the terms of this Assignment.

         6.6 Severability. If any term or provision of this Assignment is, to any extent, held to be invalid or unenforceable, the remainder of this Assignment will not be affected, and each term or provision of this Assignment will be valid and be enforced to the fullest extent permitted by law. If the application of any term or provision of this Assignment to any person or circumstances other than those as to which it is held invalid or unenforceable, will not be affected, and each term or provision of this Assignment will be valid and be enforced to the fullest extent permitted by law.

5/19/05                               - 2 -

         6.7 Waiver of Jury Trial. The Parties desire and intend that any dispute or controversy arising between them with respect to or in connection with this Assignment be subject to expeditious resolution in a court trial without a jury. Therefore, each Party irrevocably and unconditionally waives any right it may have to a trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding or other hearing brought by any Party against another Party or Parties on any matter whatsoever arising out of, or in any way connected with, this Assignment, the relationship of the Parties concerning the subject matter of this Assignment or the documents related thereto or any claim of injury or damage, or the enforcement of any remedy under any statute, law, ordinance, rules or regulation now or hereafter in effect concerning this Assignment. Each of the Parties certifies and acknowledges that it understands and has considered the implications of such waiver and it makes such waiver voluntarily.

         6.8 Attorneys' Fees. In the event a Party commences a legal proceeding to enforce any of the terms of this Assignment, the prevailing Party in such action shall have the right to recover reasonable attorneys' fees and costs from the other Party to be fixed by the court in the same action, whether at trial or upon appeal.

         6.9  Counterpart   Execution.   This  Assignment  may  be  executed  in
counterparts and this Assignment shall be effective when each Party shall have executed at least one counterpart thereof.

         IN WITNESS WHEREOF, the Parties have executed this Assignment as of the Effective Date.

NACIO SYSTEMS, INC.,                      NACIO SYSTEMS, INC.,
a California corporation                  a Nevada corporation

By:      /s/MURRAY GOLDENBERG             By:      /s/ARTHUR N. ROBINS
Name     Murray Goldenberg                Name     Arthur N. Robins
Title:   Chief Financial Officer          Title:   Chief Executive Officer
Dated:   October 21, 2005                 Dated:   October 21, 2005

         "Assignor"                                "Assignee"

                                    EXHIBIT A
                                    ---------

                                  COPY OF LEASE

                               NACIO SYSTEMS, INC.

                   ABSTRACT OF REAL PROPERTY LEASE OBLIGATIONS
                   -------------------------------------------

                                 January 4, 2002
                         Revised By Bill LaValley 1/4/02


A.      45, 55 and 68 Leveroni Court.
        ----------------------------

Title of Document:    Standard Industrial Lease ("Lease")
Lessor:           Condotti Enterprises, Inc., a California corporation
Lessee:           Nacio Systems, Inc., a California corporation (formerly
                       known as MasterLink USA, Inc.)
Date of Lease:    March 31, 2000
Premises:             45 Leveroni Court, Novato, California (the "45 Building")
                      55 Leveroni Court, Novato, California (the "55 Building")
                      68 Leveroni Court, Novato, California (the "68 Building")
Rentable Square Feet: 45 Building            14,000 rent. sq. ft. of warehouse space
                      55 Building            14,400 rent. sq. ft. of office space
                                             14,400 rent. sq. ft. of warehouse space
                      68 Building            1,727 rent. sq. ft. of office space
                                             3,616 rent. sq. ft. of warehouse space
                                             734 Loft area (no charge)
                      68 Building (office)   9,512 rent. sq. ft. office upstairs unfinished
                                TOTAL RENTABLE SQUARE FEET: 58,389
Initial Lease Term:   45 Building            Commenced July 1, 2000; 5 years, with one
                                              option to extend to a date which is co-
                                              terminus with expiration of the Initial Lease
                                              Term for the 55 and 68 Buildings.
                      55 Building            Commenced August 13, 2000; 10 years, to
                                              expire August 12, 2010.
                      68 Building            Commenced August 13, 2000; 10 years, to
                                              expire August 12, 2010.
Base Monthly Rent:    45 Building:           Start $5,180.00; should be $10,360 now.
                      55 Building:           Start $30,096.00; should be $31,630.90 now.
                      68 Building:           Start $5,007.29; should be $5,262.66 now.
                      68 Building (office)   Start $12,841.20, should be $13,496.20 now.
                                              TOTAL MONTHLY BASE RENT:
                                              Start $53,124.49; now should be $60,749.76
Annual CPI Increases:45/55/68 Buildings:  3% minimum/8% maximum annual increase
Options to Extend Term:  45/55/68 Buildings:  2 periods of 5 years each.






-------------------
1       Lessee apparently has the right to use 734 square feet of loft space in the 68 Building but it does not appear that rent is being charged for that space.

Option Period Rent:   45/55/68 Buildings:    The then Fair Market Value (defined as the
                                                rent as charged to other tenants in the
                                                Lakepoint Business Park and other local
                                                business parks during the 6 month period
                                                preceding exercise of the option.
Operating Expenses:   45/55/68 Buildings:       Lessee pays all.
Property Taxes:       45/55/68 Buildings:       Lessee pays all.
Utilities:            45/55/68 Buildings:       Lessee pays all.
Insurance:            45/55/68 Buildings:       Lessee pays all.
Lessee Repairs/Maintenance: 45/55/68 Buildings: Lessee pays all except Lessor obligations.
Lessor Repairs:       45/55/68 Buildings:       Lessors pays foundation; common area;
                                        fire sprinkler; parking area.
Security Deposits:    45 Building:              $13,520 cash.
                      55 Building:              $30,096 cash, plus $288,000 Letter Credit.(2)
                      68 Building:              $6,500 cash.
                      68 Building (office)      $16,755 cash
                                              TOTAL SECURITY DEPOSITS:
                                                $66,871 cash(3) plus $288,000 Letter Credit
Permitted Uses:       45/55/68 Buildings:       Web hosting (electronic and
                                                telecommunications data equipment) and
                                                administrative offices.
Parking Allowance:    45 Building:              Not specified.
                      55 Building:              60 unreserved spaces.
                      68 Building:              10 unreserved spaces.


B.      Suites 5-6, Suites 7-8, UPS Space at 353 Bel Marin Keys Boulevard.
        -----------------------------------------------------------------

Title of Document:              Lease ("Lease")
Lessor:                 D/W Associates, a California limited parnership
Lessee:                 Nacio Systems, Inc., a California corporation (formerly
                                known as MasterLink USA, Inc.)
Date of Lease:          November 17, 1998 (plus Addendum) as first amended on
                                September 23, 1999, second amended on May 24, 2001.
Premises:                       Suites 5-6, Suites 7-8, and UPS Space at 353 Bel Marin Keys Boulevard.
Rentable Square Feet:           Suite 5-6:      1166 rentable square feet at 353 Bel Marin Keys.
                                Suite 7-8:      900  rentable square feet at 353 Bel Marin Keys.
                                Suite 9:        600  rentable square feet at 353 Bel Marin Keys.
                                UPS Space:      0    generator pad area outdoors at 353 BMK.
                                TOTAL RENTABLE SQUARE FEET:
                                                2,666 square feet





-------------------
(2) So long as Lessee is not in default, the Letter of Credit burns off 1/10th per lease year. However, Lessee is in default so a burn-off likely did not occur. This same Letter of Credit also forms part of the Security Deposit for the 68 Building.
(3) The security deposits have been applied against rent owing per ledger card from Condiotti.

Initial Lease Term:     All Spaces:     Commenced November 1, 1999, expire November
                                30, 2003.
Base Monthly Rent:      All Spaces:     $3,810 as of Nov. 1, 1999, plus $100 for UPS
                                Space outdoors less $225 for 300 foot storage area, suite
                                17B, 359 BMK. Increased due to CPI bumps.
Annual CPI Increases:   All Spaces:     On December 1 of each year, min. 3%/max. 6%.
Operating Expenses:     All Spaces:     Lessee pays all.
Property Taxes:         All Spaces:     Lessee pays all.
Utilities:              All Spaces:     Lessee pays all.
Insurance:              All Spaces:     Lessee pays all.
Lessee Repairs/Maintenance: All Spaces: Lessee pays all.
Security Deposits:      All Spaces:     $3,388 cash.
Permitted Uses:         All Spaces:     Office uses.
Parking Allowance:      All Spaces:     Not specified.


C.      Suites 8 & 9 at 353 Bel Marin Keys Boulevard.
        --------------------------------------------

Title of Document:      Lease ("SubLease Agreement")
Lessor:           D/W Associates, a California limited partnership
Lessee:           DecisionTrac.com
Date of Lease:    June 1, 2001.
Premises:               Suites 8 & 9 at 353 Bel Marin Keys Boulevard,
Rentable Square Feet:   Suite 8: 775 rentable square feet at 353 Bel Marin Keys.
                        Suite 9: 600 rentable square feet at 353 Bel Marin Keys.
                        TOTAL RENTABLE SQUARE FEET:
                                 1,375 square feet
Initial Lease Term:     All Spaces: Commenced June 1, 2001, month-to-month.
                                Base Monthly Rent:      All Spaces:  $2,039.26
                                payable directly to D/W Associates to offset Nacio lease
                                amounts.
Annual CPI Increases:   All Spaces: On December 1 of each year, min. 3%/max. 6%.

Security Deposits:      All Spaces:     $4,675.37 cash to Nacio.

                            STANDARD INDUSTRIAL LEASE
                             BASIC LEASE INFORMATION

Date:           March 31, 2000
Landlord:       Condiotti Enterprises
Tenant:         MasterLink, Inc.
Address:        55 Leveroni Court, Novato


Premises:                               55 Leveroni Court
Rentable Area of Building:              28,800
Rentable Office Area of Premises:       Not less than 14,400 square feet
Rentable Warehouse Area of Premises:    14,400
Term:                                   Ten (10) years
Term Commencement Date:                 See Addendum "A"
Term Expiration Date:                   Ten years from the Term Commencement Date
Base Monthly Rent:                      $30,096.00
Minimum Annual Rent Adjustment:         Three (3) percent
Maximum Annual Rent Adjustment:         Eight (8) percent
Security Deposit:                       $30,096.00
Use:                                    Web hosting (electronic and
                                        telecommunications data equipment) and
                                        administrative offices

Tenant's Address For Notices:           Landlord's Address For Notices and Payments:
MasterLink, Inc.                        Condiotti Enterprises, Inc.
55 Leveroni Court                       P.O. Box 6855
Novato, CA 94945                        Santa Rosa, California 95406
Attn: Hap McGill

Exhibits and Addenda:

Exhibit "A";    the Building identified as      Exhibit "C";    the CC&Rs
                55 Leveroni Court               Exhibit "D";    the Building Improvement specifications for
Exhibit "A1";   the Building identified as                      55 Leveroni Court
                68 Leveroni Court               Exhibit "E";    Letter of Credit
Exhibit "B";    the portion of the              Exhibit "F";    Site Plan
                Premises identified as 55       Addendum "A";   Terms and Conditions
                Leveroni Court                  Addendum "B";   Modifications to the Lease
Exhibit "B1";   the portion of the
                Premises located at 68
                Leveroni Court


The Sections of the Lease identified above in the margin are those Sections where references to particular Basic Lease Information initially appear. Each such reference shall incorporate the applicable Basic Lease Information. In the event of any conflict between any Basic Lease Information and the Lease, the latter shall control.




                                                                         EA
                                               Lessor:   PP    Lessee:   AD
                                                      --------        --------

                            STANDARD INDUSTRIAL LEASE
                             BASIC LEASE INFORMATION

Date:           March 31, 2000
Landlord:       Condiotti Enterprises
Tenant:         MasterLink, Inc.
Address:        68 Leveroni Court, Novato


Premises:                               68 Leveroni Court
Rentable Area of Building:              15,589
Rentable Office Area of Premises:       1,727
Rentable Warehouse Area of Premises:    3,616
Loft Area of Premises                   734
Term:                                   Ten (10) years
Term Commencement Date:                 See Addendum "A"
Term Expiration Date:                   Ten years from the Term Commencement Date
                                        for the portion of the Premises at 55
                                        Leveroni, as per Addendum "A"
Base Monthly Rent:                      $5,007.29
Minimum Annual Rent Adjustment:         Three (3) percent
Maximum Annual Rent Adjustment:         Eight (8) percent
Security Deposit:                       $6,500.00
Use:                                    Web hosting (electronic and
                                        telecommunications data equipment) and
                                        administrative offices

Tenant's Address For Notices:           Landlord's Address For Notices and Payments:
MasterLink, Inc.                        Condiotti Enterprises, Inc.
55 Leveroni Court                       P.O. Box 6855
Novato, CA 94945                        Santa Rosa, California 95406
Attn: Hap McGill

Exhibits and Addenda:

Exhibit "A";    the Building identified as      Exhibit "C";    the CC&Rs
                55 Leveroni Court               Exhibit "D";    the Building Improvement specifications for
Exhibit "A1";   the Building identified as                      55 Leveroni Court
                68 Leveroni Court               Exhibit "E";    Letter of Credit
Exhibit "B";    the portion of the              Exhibit "F";    Site Plan
                Premises identified as 55       Addendum "A";   Terms and Conditions
                Leveroni Court                  Addendum "B";   Modifications to the Lease
Exhibit "B1";   the portion of the
                Premises located at 68
                Leveroni Court


The Sections of the Lease identified above in the margin are those Sections where references to particular Basic Lease Information initially appear. Each such reference shall incorporate the applicable Basic Lease Information. In the event of any conflict between any Basic Lease Information and the Lease, the latter shall control.




                                                                         EA
                                               Lessor:   PP    Lessee:   AD
                                                      --------        --------

    ASSIGNMENT OF TRADEMARKS, COPYRIGHTS, INVENTIONS, TRADE SECRETS AND OTHER
    -------------------------------------------------------------------------
                              INTELLECTUAL PROPERTY
                              ---------------------

         THIS ASSIGNMENT OF TRADEMARKS, COPYRIGHTS, INVENTIONS, TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY (the "Assignment") is made and entered into effective as of October 21, 2005 by Nacio Systems, Inc., a California corporation ("Assignor"), in favor of Nacio Systems, Inc., a Nevada corporation ("Assignee").

                                    RECITALS
                                    --------

         A. Assignor is selling and transferring to Assignee substantially all of Assignor's assets pursuant to an Asset Purchase Agreement dated April 1, 2005 (the "Agreement") by and among Assignor, Assignee, and Nova Communications Ltd., a Nevada corporation.

         B. In connection with such transaction, Assignor wishes to assign all of its intellectual property rights to Assignee and the Assignee wishes to accept such assignment, on the terms and conditions set forth herein.

                                    AGREEMENT
                                    ---------

         NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants herein set forth and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Trademarks. Assignor has adopted, used, is using, and is the owner of various common law trademarks, service marks, and slogans in connection with web hosting, connectivity and outsourcing services for businesses that use the Internet, including but not limited to, those listed on Exhibit A hereto (collectively, the "Marks"). For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Assignor hereby grants and assigns to Assignee, its successors and assigns all right, title and interest in and to the Marks and any registrations of the Marks with the United States Patent and Trademark Office or any other governmental agency, together with that part of the goodwill of the business connected with the use of and symbolized by the Marks and the right to sue and recover damages and profits for past infringements.

         2. Copyrights. For good and valuable consideration, receipt of which is hereby acknowledged, Assignor hereby sells, grants, conveys and assigns to Assignee, its successors, assigns and licensees, all right, title and interest (under copyright or otherwise) and the unencumbered right to exercise such rights in any and all media now known or hereafter devised throughout the universe in perpetuity, that are now held by Assignor in and to each registered and unregistered work of authorship (each, a "Work") owned in whole or in party by Assignor, and all precursors, artwork, works in progress, drafts, revisions, models, translations, sequels and other versions of the Work that may heretofore have been created with the sanction of Assignor, and does hereby further sell, grant, convey and assign to Assignee all tangible media in which the Work has been embodied.

         3. Inventions. Assignor hereby assigns to Assignee exclusively throughout the world all right, title and interest (choate or inchoate) in (a) any and all inventions owned in whole or in part by Assignor, whether protected or protectible by patent, (b) all precursors, portions and work in progress with respect thereto and all inventions, technology, information, and know-how, materials and tools relating thereto or to the development, support or maintenance thereof, and (c) all patent rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing.

         4. Trade Secrets & Other Intellectual Property. To the extent that Assignor possesses Trade Secrets (as defined below) not assigned under the previous Sections of this Assignment, Assignor hereby assigns to Assignee exclusively throughout the world all right, title and interest in (a) all information and know-how of a technical or business nature, oral or written, including designs, prototypes, art work, business plans, financial data, budgets, projections, economic studies, marketing information, reports, systems and procedures, pricing data, computer programs and software, trade secrets, proposed trade names or marks, identity or terms of agreement with actual or prospective suppliers, customers, employees or other business allies, supplied by or on behalf of Assignor, and (b) all observations and all memoranda, analyses, compilations, studies, or other documents or records prepared by Assignee or its representatives that reflect or are developed from or based on the foregoing (collectively, the "Trade Secrets"). The Trade Secrets do not include information that is or becomes generally available to the public.

         5. General. Assignor agrees to assist Assignee, or its designee, at Assignee's expense, in every proper way to secure Assignee's rights in any and all of the foregoing intellectual property and all rights relating thereto in any and all jurisdictions, including the disclosure to Assignee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that Assignee shall deem necessary or advisable in order to apply for and obtain such rights and in order to assign and convey to Assignee, its successors, and assigns the sole and exclusive rights, title and interest in and to such and any trademarks, copyrights, patents, or other intellectual property rights relating thereto. If Assignee is unable for any reason to secure Assignor's signature to apply for or to pursue any application for any United States or foreign trademark, copyright or patent registrations, then Assignor hereby irrevocably designates and appoints Assignee and its duly authorized officers and agents as Assignor's agent and attorney in fact, to act for and in its behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of trademark registrations, copyright registrations, or letters patent thereon with the same legal force and effect as if executed by Assignor. This Assignment shall inure to the benefit of and shall be binding upon Assignor, Assignee and their respective successors and assigns. This Assignment may not be amended or modified except by a written document signed by Assignor and Assignee. Assignor shall execute and deliver such further and additional instruments, agreements and other documents as may be necessary to carry out the provisions of this Assignment. This Assignment shall be governed by the laws of the State of California, without reference to its principles of conflicts of law.

         IN WITNESS WHEREOF, the undersigned has duly executed this Assignment as of the day and year first set forth above.

NACIO SYSTEMS, INC.,
a California corporation

By:/s/MURRAY GOLDENBERG
Name:  Murray Goldenberg
Title:  Chief Financial Officer

                            "Assignor"

                                    Exhibit A

Nacio

PowerColo

TeraSafe

                        EXHIBIT C - FORM OF ASSUMPTION

                              ASSUMPTION AGREEMENT

         THIS  ASSUMPTION  AGREEMENT  ("Assumption")  is made and  entered  into effective as of October 21, 2005 by and between Nacio Systems, Inc., a California corporation ("Assignor"), and Nacio Systems, Inc., a Nevada corporation ("Assignee"). All capitalized terms used herein that are defined in the Agreement (defined below) shall have the same meaning herein as specified in the Agreement, unless otherwise expressly defined herein.

                                   WITNESSETH

         WHEREAS, Assignor is selling and transferring to Assignee substantially all of the assets of Assignor's business pursuant to an Asset Purchase Agreement dated April 1, 2005 (the "Agreement") by and between Assignee, Assignor and Nova Communications Ltd., a Nevada corporation; and

         WHEREAS, pursuant to the Agreement, Assignee is to assume certain obligations of Assignor,

         NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants herein set forth and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Assumption of Obligations

         Assignee hereby assumes and agrees to pay, perform, fulfill and discharge in full, as and when due, all liabilities and obligations arising under or pursuant to the Assumed Liabilities. Assignee agrees that, upon Assignor's reasonable request, it shall do, execute, acknowledge, and deliver all acts, deeds, instruments of transfer, agreements and other documents as may be reasonably required to further effect and evidence the assumption of liabities hereunder.

2. Indemnification

         Assignee shall indemnify, defend and hold harmless Assignor, its directors, officers, shareholders, attorneys, agents and employees, from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense (including without limitation, reasonable attorneys' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim), action, suit, proceeding or demand, of any kind or character arising out of or in any manner incident, relating or attributable to any failure of Assignee to perform, fulfill or discharge any of the Assumed Liabilities.

4. Effect

         This Assumption shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and assigns. This Assumption is being delivered pursuant to the Agreement, shall be construed consistently therewith, and is subject to all of the terms and conditions thereof.

5. Governing Law

         This Assumption and all performances hereunder shall be governed by and construed in accordance with the laws of the State of California.

6. Modifications

         This Assumption may not be altered or amended and no rights hereunder may be waived except by an instrument in writing signed by all parties hereto.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Assumption as of the day and year first set forth above.

NACIO SYSTEMS, INC.,                  NACIO SYSTEMS, INC.,
a California corporation              a Nevada corporation

By:      /s/MURRAY GOLDENBERG         By:      /s/ARTHUR N. ROBINS
Name     Murray Goldenberg            Name     Arthur N. Robins
Title:   Chief Financial Officer      Title:   Chief Executive Officer
Dated:   October 21, 2005             Dated:   October 21, 2005

                         "Assignor"                            "Assignee"

                        EXHIBIT D - ALLOCATION SCHEDULE

                                    EXHIBIT D

                               ALLOCATION SCHEDULE

The Purchase Price shall be allocated to the assets as stated in Company's Consolidated Operations - Balance Sheet As of March 31, 2005, a copy of which is attached as Exhibit E, with any excess being applied to goodwill.

                        EXHIBIT E - COMPANY FINANCIAL STATEMENTS

                        EXHIBIT F - BUYER AND NOVA FINANCIAL STATEMENTS

                        EXHIBIT G - OFFICER CERTIFICATES AND BOARD RESOLUTIONS

                               Disclosure Schedule
                               -------------------
                  Exceptions to Representations and Warranties
                  --------------------------------------------

Unless the context otherwise requires, all capitalized terms in this Disclosure Schedule shall have the meanings ascribed to them in the Asset Purchase Agreement ("Agreement"), effective April 1, 2005, by and among Nacio Systems, Inc., a Nevada corporation (the "Buyer"), Nova Communications Ltd., a Nevada corporation ("Nova") and Nacio Systems, Inc., a California corporation (the "Company").

This Disclosure Schedule and the information contained herein are intended solely to qualify and limit certain representations, warranties and covenants of the Parties set forth in the Agreement.

No reference or disclosure of any item or other matter in this Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Disclosure Schedule. No reference in this Disclosure Schedule to any agreement or document shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure set forth herein relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission of such breach or violation.

The information contained in each section of this Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other sections of this Disclosure Schedule where it is reasonably apparent on its face that such disclosure is applicable to such other sections.

                                  SCHEDULE 3(A)
                                  -------------

Reference is made to In Re: Nacio Systems, Inc., Case No. 02-10596 (Bankr. N.D. Ca.), in which Company sought relief under Chapter 11 of the Bankruptcy Code (Title 11 of the United States Code), including, without limitation, the Debtor's Plan of Reorganization dated April 25, 2003 (the "Plan") approved by the Bankruptcy Court therein on May 22, 2003. The Plan provides for, inter alia, the issuance of 27,000,000 shares of common stock of the reorganized corporation to various creditor classes. Company has compiled a current shareholder list pursuant to the Plan. However, there remains a possibility that any creditor, shareholder or other third party may dispute the current shareholder list and/or the number of shares of Company's common stock owned by a shareholder.

                                  SCHEDULE 3(B)
                                  -------------

Company intends to seek the requisite approval of its board of directors and shareholders for the transactions contemplated in the Agreement and to provide notice of dissenter's rights in accordance with the California Corporations Code. It is possible that one or more of Company's shareholders may challenge Company's power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

Reference is made to In Re: Nacio Systems, Inc., Case No. 02-10596 (Bankr. N.D. Ca.), in which Company sought relief under Chapter 11 of the Bankruptcy Code (Title 11 of the United States Code), including, without limitation, the Debtor's Plan of Reorganization dated April 25, 2003 (the "Plan") approved by the Bankruptcy Court therein on May 22, 2003. The Plan provides for, inter alia, the issuance of 27,000,000 shares of common stock of the reorganized corporation to various creditor classes. Company has compiled a current shareholder list, including Company's current addresses for each shareholder and the number of shares of Company's common stock owned by each shareholder, pursuant to the Plan and has sought shareholder approval accordingly. However, there remains a possibility that any creditor or other third party may dispute the accuracy or completeness of the current shareholder list, or that a shareholder may claim that Company did not properly seek shareholder authorization or provide proper notice to shareholders in connection with this Agreement.

                                  SCHEDULE 3(C)
                                  -------------

Pursuant to that certain Standard Lease, dated March 31, 2000, by and between Company and Condiotti Enterprises, Inc., a California corporation ("Landlord"), pertaining to Company's principal place of business, Company may assign said lease in connection with a purchase of all or substantially all of Company's assets, provided that the buyer assumes in full the obligations of Company under the lease. Buyer shall execute the form of Assignment and Assumption of Lease attached hereto.

Reference is made to the Equipment Lease Agreement, dated May 19, 2004, by and between Company and Direct Capital Corporation ("Lessor"), covering certain computer equipment (the "Equipment Lease"). The Equipment Lease requires
Lessor's consent to any assignment. Company shall cooperate with Buyer, at Buyer's expense, in obtaining Lessor's consent in accordance with the Assignment of Contract Rights and Assumption of Obligations, by and between Company and Buyer.

Reference is made to In Re: Nacio Systems, Inc., Case No. 02-10596 (Bankr. N.D. Ca.), in which Company sought relief under Chapter 11 of the Bankruptcy Code (Title 11 of the United States Code), including, without limitation, the Debtor's Plan of Reorganization dated April 25, 2003 (the "Plan") approved by the Bankruptcy Court therein on May 22, 2003. Buyer shall assume Company's obligations under the Plan and Company shall cooperate with Buyer, at Buyer's expense, in obtaining any and all necessary third party consents in connection therewith.

Company has not obtained an affirmative opinion in writing as to the fairness of the consideration to the shareholders of Company pursuant to California Corporations Code Section 1203.

                                  SCHEDULE 3(D)
                                  -------------

Company has incurred substantial legal fees in connection with the transactions contemplated herein.

                                  SCHEDULE 3(E)
                                  -------------

Reference is made to In Re: Nacio Systems, Inc., Case No. 02-10596 (Bankr. N.D. Ca.), in which Company sought relief under Chapter 11 of the Bankruptcy Code (Title 11 of the United States Code), including, without limitation, the Debtor's Plan of Reorganization dated April 25, 2003 (the "Plan") approved by the Bankruptcy Court therein on May 22, 2003. The Plan provides for, inter alia, the issuance of 27,000,000 shares of common stock of the reorganized corporation to various creditor classes. Numerous creditors maintained UCC1 security interest filings against Company's assets at the time that Company initiated the foregoing proceeding. The Plan provides that, as of the effective date of the Plan, all property vested in Company shall be free and clear of all claims of creditors, except the obligations that are imposed or preserved by the Plan. Buyer shall assume Company's obligations under the Plan and Company shall cooperate with Buyer, at Buyer's expense, in obtaining any and all necessary third party consents in connection therewith.

Reference is made to the UCC1 Financing Statement, Filing Number 03-11560597, filed with the California Secretary of State on April 24, 2003, listing Nacio Investment Group as the secured party and Company as debtor. The foregoing filing relates, at least in part, to Nacio Investment Group's claim for monies loaned pursuant to the Plan, which Nacio Investment Group alleges is in the approximate amount of $911,000.

Reference is made to the Judgement Lien, Filing Number 03-31660970, filed with the California Secretary of State on November 6, 2003, listing Michael C. Fallon as the creditor and Company as debtor, pertaining to fees for legal services provided to Company by Michael C. Fallon.

Reference is made to the Judgement Lien, Filing Number 03-31660974, filed with the California Secretary of State on November 6, 2003, listing Michael C. Fallon as the creditor and Company as debtor, pertaining to fees for legal services provided to Company by Michael C. Fallon.

Reference is made to the UCC1 Financing Statement, Filing Number 04-16160353, filed with the California Secretary of State on May 28, 2004, listing Sterling National Bank as the secured party and Company as debtor.

                                  SCHEDULE 3(F)
                                  -------------

Company's financial statements attached as Exhibit E have not been prepared in accordance with GAAP.

                                  SCHEDULE 3(G)
                                  -------------

Company has not obtained an affirmative opinion in writing as to the fairness of the consideration to the shareholders of Company pursuant to California Corporations Code Section 1203.

Reference is made to In Re: Nacio Systems, Inc., Case No. 02-10596 (Bankr. N.D. Ca.), in which Company sought relief under Chapter 11 of the Bankruptcy Code (Title 11 of the United States Code), including, without limitation, the Debtor's Plan of Reorganization dated April 25, 2003 (the "Plan") approved by the Bankruptcy Court therein on May 22, 2003. There remains a possibility that any and all creditors of Company, or another third party, may assert that Company has not complied with the Plan and may pursue legal action against Company relating thereto. Buyer shall assume Company's obligations under the Plan and Company shall cooperate with Buyer, at Buyer's expense, in obtaining any and all necessary third party consents in connection therewith.

                                  SCHEDULE 3(H)
                                  -------------

Company is currently indebted to the Internal Revenue Service in the amount of approximately $920,000. The IRS has agreed to weekly payments of approximately $5,000 to pay down the foregoing debt.

                                  SCHEDULE 3(I)
                                  -------------

Pursuant to that certain Standard Lease, dated March 31, 2000, by and between Company and Condiotti Enterprises, Inc., a California corporation ("Landlord"), pertaining to Company's principal place of business, Company may assign said lease in connection with a purchase of all or substantially all of Company's assets, provided that the buyer assumes in full the obligations of Company under the lease. Buyer shall execute the form of Assignment and Assumption of Lease attached hereto. To the Knowledge of Company, Landlord has not declared Company in default under the foregoing lease, nor has Landlord terminated said lease.

                                  SCHEDULE 3(J)
                                  -------------

Reference is made to the trademark application for "TeraSafe" pending before the U.S. Patent and Trademark Office, Serial Number 78355932.

                                  SCHEDULE 3(K)
                                  -------------

The following list excludes service contracts entered into by Company in the ordinary course of its business.

Reference is made to the Equipment Lease Agreement, dated May 19, 2004, by and between Company and Direct Capital Corporation ("Lessor"), covering certain computer equipment (the "Equipment Lease"). The Equipment Lease requires
Lessor's consent to any assignment. Company shall cooperate with Buyer, at Buyer's expense, in obtaining Lessor's consent in accordance with the Assignment of Contract Rights and Assumption of Obligations, by and between Company and Buyer.

Reference is made to In Re: Nacio Systems, Inc., Case No. 02-10596 (Bankr. N.D. Ca.), in which Company sought relief under Chapter 11 of the Bankruptcy Code (Title 11 of the United States Code), including, without limitation, the Debtor's Plan of Reorganization dated April 25, 2003 (the "Plan") approved by the Bankruptcy Court therein on May 22, 2003. Buyer shall assume Company's obligations under the Plan and Company shall cooperate with Buyer, at Buyer's expense, in obtaining any and all necessary third party consents in connection therewith.

                                  SCHEDULE 3(L)
                                  -------------

none

                                  SCHEDULE 3(M)
                                  -------------

Reference is made to In Re: Nacio Systems, Inc., Case No. 02-10596 (Bankr. N.D. Ca.), in which Company sought relief under Chapter 11 of the Bankruptcy Code (Title 11 of the United States Code), including, without limitation, the Debtor's Plan of Reorganization dated April 25, 2003 (the "Plan") approved by the Bankruptcy Court therein on May 22, 2003. There remains a possibility that any and all creditors of Company, or another third party, may assert that Company has not complied with the Plan and may pursue legal action against Company relating thereto.

Reference is made to Nacio Systems, Inc. v. Nacio Investment Group, LLC, David Lyons, Frank Ehret, et al., Case No. CV 052533, in which Company brought suit against certain defendants for damages and declaratory relief relating to conversion, breach of fiduciary duty, and fraud and deceit. Company filed the Complaint in the foregoing action on June 7, 2005. The defendants in this action have asserted cross-claims against Company.

                                  SCHEDULE 3(N)
                                  -------------

Company provides the following benefits to Company employees: Blue Cross medical coverage and 30 personal days (vacation or sick days) .

                NOVA COMMUNICATIONS LTD./NACIO SYSTEMS, INC. (NV)

                               DISCLOSURE SCHEDULE


                                SCHEDULE 4(I)(I)
                                ----------------

                                      None


                                SCHEDULE 4(I)(II)
                                -----------------

                                      None


                                  SCHEDULE 4(J)
                                  -------------

                                      None


                                  SCHEDULE 4(K)
                                  -------------

                                      None


                                  SCHEDULE 4(M)
                                  -------------

                                      None


                                  SCHEDULE 4(N)
                                  -------------

                                      None

Approved and accepted.


"BUYER"

NACIO SYSTEMS, INC.,
a Nevada corporation

By:      /s/ARTHUR N. ROBINS
Name     Arthur N. Robins
Title:   Chief Executive Officer
Dated:   October 21, 2005


"NOVA"

NOVA COMMUNICATIONS LTD.,
a Nevada corporation

By:      /s/ARTHUR N. ROBINS
Name     Arthur N. Robins
Title:   Chief Executive Officer
Dated:   October 21, 2005


"COMPANY"

NACIO SYSTEMS, INC.,
a California corporation

By:      /s/MURRAY GOLDENBERG
Name     Murray Goldenberg
Title:   Chief Financial Officer
Dated:   October 21, 2005